Exhibit 99.1

Cytec Announces Fourth Quarter and Full Year 2008 Results

WOODLAND PARK, N.J.--(BUSINESS WIRE)--January 29, 2009--Cytec Industries Inc. (NYSE:CYT) announced today a net loss for the fourth quarter of 2008 of $350.7 million or $7.39 per basic share on net sales of $698 million. Included in the quarter results is a goodwill impairment charge of $358.3 million after-tax or $7.55 per basic share and several other special items that total net $2.7 million after-tax income or $0.06 per basic share and are outlined further in this release. Excluding the goodwill impairment charge and these special items, net earnings were $4.9 million or $0.10 per diluted share.

Net earnings for the fourth quarter of 2007 were $47.6 million or $0.97 per diluted share on net sales of $901 million. Included in the 2007 quarter were several special items that totaled a net $0.5 million charge after-tax or $0.01 per diluted share. Excluding these special items, net earnings were $47.1 million or $0.96 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “We experienced a significant decline in sales of our chemical products caused by the unprecedented downturn in the automotive, construction and general industrial markets made worse by destocking actions taken by many of our customers at year-end. Sales volumes declined in all regions and most of our chemical plants ran at significantly lower operating rates than the prior year period. Engineered Materials performed well in a difficult quarter. Selling volumes were down principally due to the strike at Boeing, although this was partially offset by improved sales in other commercial transport sectors. As previously announced, we have initiated actions to aggressively reduce our costs including consolidation of manufacturing facilities, reduction of excess manufacturing capacity, working capital reduction and the migration to regional shared services among others and will continue these efforts in light of our outlook for a continuing decline in demand.”

Cytec Surface Specialties Sales decreased 30% to $281 million; Operating loss of $404.8 million.

In Cytec Surface Specialties, overall selling volumes were down by 32%, with depressed demand in industrial coatings markets, particularly automotive and construction, affecting all product lines. Selling prices increased by 4% and the impact of exchange rates decreased sales by 2%.

The operating loss includes a goodwill impairment charge of $385.0 million and a charge of $1.4 million of accelerated depreciation related to the planned exit of Radcure manufacturing at our Pampa, TX site. Excluding these special items Surface Specialties had an operating loss of $18.4 million which is a significant decrease compared to the $20.0 million of operating earnings in the fourth quarter of 2007. This is principally due to the dramatic selling volume decline as well as the impact from higher raw material costs in inventory at the end of the third quarter flowing through cost of sales in the fourth quarter which were not completely covered by the selling price increases.

Cytec Performance Chemicals Sales decreased 17% to $159 million; Operating Earnings decreased to $15.0 million.

In Cytec Performance Chemicals, overall selling volumes decreased by 23% related to global economic weakness across all product lines. Selling prices increased by 9% and the impact of exchange rates decreased sales by 3%.

Operating earnings of $15.0 million were down compared to the $16.2 million in the fourth quarter of 2007 as a result of the selling volume decline due to weak economic conditions. In spite of the reduced selling volumes, the Mining Chemicals and Phosphine product lines significantly improved earnings in the fourth quarter 2008 versus the prior year quarter due to an improved product mix driven by new product sales and favorable pricing, which substantially offset earnings declines in the Polymer Additives and Pressure Sensitive Adhesives product lines.

Cytec Engineered Materials Sales decreased by 8% to $164 million; Operating Earnings of $30.5 million.

In Cytec Engineered Materials, selling volumes decreased by 9%, driven mainly by the impact of the strike at Boeing which was partially offset by increases in other commercial transport and rotorcraft sectors. Selling prices increased by 3% and the impact of exchange rates decreased sales by 2%.

Operating Earnings of $30.5 million were down versus $36.1 million in the fourth quarter of 2007, principally related to lower selling volumes.

Cytec Building Block Chemical Sales decreased by 27% to $94 million; Operating loss of $6.4 million.

In Building Block Chemicals, selling volumes decreased by 34% due to weak demand within the end markets for acrylonitrile and melamine products across all regions. Selling prices increased by 7%.

Operating loss was $6.4 million compared to operating earnings of $7.2 million in the fourth quarter of 2007. The reduced earnings resulted primarily from the lower selling volumes and the negative impact on earnings of the high raw materials in inventory at the end of the third quarter flowing through cost of sales in the fourth quarter not being completely recovered with higher selling prices.

Special Items

David Drillock, Vice President and Chief Financial Officer commented, “The adverse impact of the current macroeconomic business environment on the long-term financial outlook for the Surface Specialties segment has led us to conclude that an impairment has occurred related to the carrying value of the segment’s goodwill. As a result we recorded a pre-tax non-cash special item charge of $385.0 million ($358.3 million after-tax or $7.55 per basic share) in fourth quarter results to reduce the carrying value of goodwill related to the Surface Specialties segment.”

“We also recorded a number of other special items in the fourth quarter of 2008 that result in a net pre-tax gain of $0.6 million ($0.3 million after tax or $0.01 per basic share) as follows:

- Included in Corporate and Unallocated is a pre-tax charge of $4.1 million ($2.8 million after-tax or $0.06 per basic share) principally for a reduction of approximately 31 employees mostly in our Specialty Chemical operations.

- Included in manufacturing cost of sales in the Surface Specialties segment is a pre-tax charge of $1.4 million ($0.9 million after-tax or $0.02 per basic share) for accelerated depreciation in relation to the planned exit of Radcure manufacturing at our leased facility in Pampa, TX.

- Included in other income/expense in Corporate and Unallocated is a pre-tax gain of $6.1 million ($4.0 million after-tax or $0.09 per basic share) related to a legal settlement.

Finally, we recorded an income tax benefit of $2.4 million or $0.05 per basic share related to a favorable tax development from the sale of the water treatment business in 2007.”

Interest Expense

Interest expense, net was reduced 28% from the prior year fourth quarter reflecting the lower cost of debt versus the prior year quarter.

Income Tax Expense

The tax benefit for the fourth quarter of 2008 was $23.7 million, or 6.3%, on the loss before income taxes compared with a provision of $17.6 million, or 27%, on earnings before income taxes in the fourth quarter of 2007. Included in income tax benefit for the quarter is $26.7 million related to the goodwill impairment charge and a benefit of $2.4 million related to the aforementioned favorable tax development related to the sale of the water treatment business in 2007. Excluding all special items the overall underlying tax rate for 2008 was 32%. The increase over the prior year’s 30.3% is primarily due to a greater percent of earnings in higher tax jurisdictions.

Cash Flow

Cash flows from operations were $58 million for the fourth quarter and $229 million year to date. For the quarter, trade accounts receivable decreased by $153 million due to the lower sales, partially offset by days outstanding being up by 5 days versus the end of the third quarter. Inventory decreased by $27 million while days on hand are 96 at the end of the quarter, up from 80 at the end of third quarter primarily reflecting the significantly reduced demand in the fourth quarter. Accounts payable decreased $115 million due to reduced spending as a result of lower production levels and cost controls leading to a reduction of costs from the third quarter. Capital spending for the quarter was $80 million, with about half of this spending being related to our carbon fiber plant in Greenville, SC and prepreg plant in China, bringing our year to date total to $196 million.

2009 Outlook

In closing Mr. Fleming commented, “At this time, we do not foresee any improvement in the global economy through 2009. This will largely impact our Specialty Chemicals segments where we expect lower sales volumes in 2009 versus 2008. Despite some expected softening in demand in the Large Commercial Transport and the Business and Regional Jet sectors in 2009, the shift to larger and higher composite content aircraft and continued but more modest growth in the military sector should lead to modest increases in selling volumes for Engineered Materials.

“Given the high degree of uncertainty in the demand outlook in many of our markets, we will not be providing 2009 earnings guidance at this time. We expect to have better visibility as the year progresses and anticipate providing more insight if conditions allow.

“These are challenging times for everyone. We are confident that our ongoing restructuring and working capital initiatives will enable Cytec to navigate through this uncertain economic environment and position us well for enhanced profitability when demand growth returns.”

Full Year Results

Net loss for the full year ended December 31, 2008 was $198.8 million or $4.16 per basic share on sales of $3,640 million. Included in the results for the full year ended December 31, 2008 were special items that total a net pre-tax charge of $399.4 million ($365.9 million after-tax or $7.66 per basic share) as follows:

- A pre-tax goodwill impairment charge of $385.0 million ($358.3 million after-tax or $7.50 per basic share related to the Surface Specialties segment.

- Net pre-tax restructuring charges of $14.9 million ($10.4 million after-tax or $0.22 per basic share) primarily related to restructuring initiatives mostly within Specialty Chemicals.

- A pre-tax charge of $5.6 million ($3.6 million after-tax or $0.08 per basic share) recorded in the Surface Specialties segment for accelerated depreciation of our Pampa, TX site.

- A pre-tax gain of $6.1 million ($4.0 million after-tax or $0.08 per basic share) for to a legal settlement recorded in Corporate and Unallocated.

- Included in the income tax benefit is a $2.4 million gain or $0.05 per basic share related to a favorable tax development related to the sale of the water treatment business in 2007.

Excluding these special items, net earnings for the full year 2008 were $167.2 million or $3.46 per diluted share.

Net earnings for the full year ended December 31, 2007 were $206.5 million or $4.20 per diluted share on sales of $3,504 million. Included in the results for the full year ended December 31, 2007 were special items that total pre-tax income of $7.4 million ($14.5 million income after-tax or $0.29 increase per diluted share) as follows:

- A $13.6 million pre-tax gain for the sale of the water treatment product line to Kemira (after-tax $13.3 million or $0.27 per diluted share).

- A $6.3 million benefit for tax adjustments primarily related to tax rate changes in various jurisdictions ($0.13 per diluted share)

- A $6.2 million net pre-tax charge primarily for the restructure of manufacturing sites in France, West Virginia, and Connecticut (after-tax $5.0 million of $0.10 per diluted share)

Excluding these special items, net earnings were $191.9 million or $3.90 per diluted share.

Investor Conference Call to be Held on January 30, 2009 at 11:00am ET

Cytec will host their fourth quarter earnings release conference call on January 30, 2009 at 11:00am ET. The conference call will also be simultaneously webcast for all investors from Cytec’s website www.cytec.com. Select the Investor Relations page to access the live conference call.

Use of Non-GAAP Measures

Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in millions, except per share amounts) (unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Net sales	$698.2	$901.2	$3,639.9	$3,503.8
Manufacturing cost of sales	578.1	707.4	2,912.7	2,752.9
Selling and technical services	54.0	57.5	230.1	212.8
Research and process development	19.1	20.2	81.6	75.7
Administrative and general	22.4	28.8	112.0	113.2
Amortization of acquisition intangibles	9.2	10.0	39.6	38.7
(Loss)/Gain on sale of assets held for sale	-	(2.1)	-	13.6
Goodwill impairment charge	385.0	-	385.0	-
(Loss)/Earnings from operations	(369.6)	75.2	(121.1)	324.1
Other income (expense), net	0.5	(0.5)	1.5	(0.4)
Gain on early extinguishment of debt	1.9	-	1.9	-
Equity in earnings of associated companies	0.1	0.6	1.5	1.4
Interest expense, net	(7.3)	(10.1)	(35.2)	(41.9)
(Loss)/Earnings before income tax provision	(374.4)	65.2	(151.4)	283.2
Income tax provision (benefit)	(23.7)	17.6	47.4	76.7
Net (loss)/earnings available to common stockholders	$(350.7)	$47.6	$(198.8)	$206.5
Basic net (loss)/earnings per common share:
Net (loss)/earnings available to common stockholders	$(7.39)	$0.99	$(4.16)	$4.29
Diluted net (loss)/earnings per common share:
Net (loss)/earnings available to common stockholders	$(7.39)	$0.97	$(4.16)	$4.20

Dividends per common share	$0.125	$0.10	$0.50	$0.40

Weighted Average Shares Outstanding (000 Omitted)
Basic	47,428	48,099	47,800	48,150
Diluted	47,428	49,125	47,800	49,225

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT (Millions of dollars) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net sales

Cytec Surface Specialties	$281.1	$403.3	$1,637.7	$1,640.4
Cytec Performance Chemicals
Sales to external customers	159.3	191.9	742.3	736.4
Intersegment sales	0.4	0.9	1.6	5.7
Cytec Engineered Materials	163.7	177.5	748.2	669.8
Building Block Chemicals
Sales to external customers	94.1	128.5	511.7	457.2
Intersegment sales	4.0	8.0	19.9	34.9
Net sales from segments	702.6	910.1	3,661.4	3,544.4
Elimination of intersegment revenue	(4.4)	(8.9)	(21.5)	(40.6)

Net sales	$698.2	$901.2	$3,639.9	$3,503.8
			% of			% of			% of			% of
			sales			sales			sales			sales
Earnings (loss) from operations

Cytec Surface Specialties (1)	$(404.8)		-144%	$20.0		5%	$(340.2)		-21%	$99.7		6%
Cytec Performance Chemicals	15.0		9%	16.2		8%	77.9		11%	71.1		10%
Cytec Engineered Materials	30.5		19%	36.1		20%	154.7		21%	132.3		20%
Building Block Chemicals	(6.4)		-7%	7.2		5%	4.7		1%	23.8		5%

(Loss)/earnings from segments	(365.7)		-52%	79.5		9%	(102.9)		-3%	326.9		9%

Corporate and Unallocated	(3.9)	(2)		(4.3)	(3)		(18.2)	(2)		(2.8)	(4)

(Loss)/earnings from operations	$(369.6)		-52%	$75.2		8%	$(121.1)		-3%	$324.1		9%
(1)	2008 includes pre-tax charges of $1.4 and $5.6 for the three and twelve months ended December 31, 2008, respectively, for incremental accelerated depreciation related to our planned exit of Radcure manufacturing at our leased facility in Pampa, Texas. For the three and twelve months ended December 31, 2008, Cytec Surface Specialties also includes a pre-tax goodwill impairment charge of $385.0.
(2)	For the three and twelve months ended December 31, 2008, Corporate and Unallocated includes pre-tax charges of $4.1 and $14.9, respectively, for additional restructuring costs primarily associated with various organizational restructuring initiatives across the Specialty Chemicals segments. Also included in the three and twelve months ended December 31, 2008 is a pre-tax gain of $6.1 related to a legal settlement.
(3)	Includes $0.8 charge for restructuring and $2.1 reduction to gain related to the divestiture of water treatment chemicals and acrylamide product lines
(4)	Includes $6.2 charge for restructurings and $13.6 gain related to the divestiture of water treatment chemicals and acrylamide product lines.

CYTEC INDUSTRIES INC AND SUBSIDIARIES PERCENT CHANGE IN SALES ANALYSIS BY SEGMENT

	Three Months Ended December 31, 2008				Twelve Months Ended December 31, 2008

	% Variance Due To				% Variance Due To
Segment	Volume	Price	FX	Total	Volume	Price	FX	Total
Cytec Surface Specialties	-32%	4%	-2%	-30%	-9%	2%	7%	0%
Cytec Performance Chemicals	-23%	9%	-3%	-17%	-8%	6%	3%	1%
Cytec Engineered Materials	-9%	3%	-2%	-8%	9%	3%	0%	12%
Building Block Chemicals	-34%	7%	0%	-27%	-19%	31%	0%	12%
Cytec Consolidated	-26%	5%	-2%	-23%	-6%	7%	3%	4%

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in millions, except per share amounts) (unaudited)

	December 31,
	2008	2007
Assets
Current assets
Cash and cash equivalents	$55.3	$76.8
Trade accounts receivable, less allowance for doubtful accounts of
$6.2 and $4.5 in 2008 and 2007, respectively	448.8	584.4
Other accounts receivable	81.2	72.1
Inventories	569.4	520.0
Deferred income taxes	13.8	7.1
Other current assets	19.4	15.7
Total current assets	1,187.9	1,276.1

Investment in associated companies	22.1	23.8
Plants, equipment and facilities, at cost	2,136.1	2,022.6
Less: accumulated depreciation	(1,019.8)	(972.6)
Net plant investment	1,116.3	1,050.0
Acquisition intangibles, net of accumulated amortization of $171.3 and $139.3
in 2008 and 2007, respectively	430.8	484.5
Goodwill	693.7	1,104.8
Deferred income taxes	43.3	0.4
Other assets	131.5	122.1
Total assets	$3,625.6	$4,061.7
Liabilities
Current liabilities
Accounts payable	$249.4	$316.5
Short-term borrowings	41.0	42.0
Current maturities of long-term debt	1.4	101.4
Accrued expenses	190.1	204.4
Income taxes payable	12.5	7.4
Deferred income taxes	12.8	15.2
Total current liabilities	507.2	686.9

Long-term debt	806.4	705.3
Pension and other postretirement benefit liabilities	436.3	271.4
Other noncurrent liabilities	304.2	349.2
Deferred income taxes	96.8	134.9
Stockholders' equity
Preferred stock, 20,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $.01 par value per share, 150,000,000 shares
authorized; issued 48,132,640 shares	0.5	0.5
Additional paid-in capital	437.1	438.0
Retained earnings	1,133.5	1,356.6
Accumulated other comprehensive gain/(loss)	(39.2)	157.5
Treasury stock, at cost, 1,069,423 shares in 2008 and 596,911 shares in 2007	(57.2)	(38.6)
Total stockholders' equity	1,474.7	1,914.0
Total liabilities and stockholders' equity	$3,625.6	$4,061.7

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in Millions) (unaudited)

Years ended December 31,	2008	2007
Cash flows provided by (used in) operating activities
Net (loss)/earnings	$(198.8)	$206.5
Non cash items included in earnings from continuing operations:
Depreciation	113.7	100.9
Amortization	45.6	44.7
Share-based compensation	10.1	12.9
Deferred income taxes	(19.2)	27.2
Gains on sales of assets	(3.9)	-
Gain on sale of assets held for sale	-	(13.6)
Asset impairment charges	385.0	1.4
Gain on early extinguishment of debt	(1.9)	-
Unrealized loss on derivative instruments	1.7	-
Other	0.8	1.9
Changes in operating assets and liabilities:
Trade accounts receivable	104.0	(38.8)
Other receivables	6.0	10.1
Inventories	(70.0)	(21.7)
Other assets	(12.4)	3.9
Accounts payable	(75.4)	2.8
Accrued expenses	(13.2)	(2.2)
Income taxes payable	(1.4)	(14.7)
Other liabilities	(42.0)	(51.5)
Net cash provided by operating activities	228.7	269.8
Cash flows provided by (used in) investing activities:
Additions to plants, equipment and facilities	(195.8)	(114.8)
Net proceeds received on sale of assets	2.4	38.7
Net cash used in investing activities	(193.4)	(76.1)
Cash flows provided by (used in) financing activities
Proceeds from long-term debt	282.0	222.0
Payments on long-term debt	(278.7)	(319.8)
Change in short-term borrowings	(3.0)	(1.2)
Cash dividends	(23.8)	(19.1)
Proceeds from the exercise of stock options	11.2	39.3
Purchase of treasury stock	(46.4)	(77.3)
Excess tax benefits from share-based payments arrangements	5.3	11.7
Other	1.4	0.4
Net cash used in financing activities	(52.0)	(144.0)
Effect of currency rate changes on cash and cash equivalents	(4.8)	3.5
(Decrease) Increase in cash and cash equivalents	(21.5)	53.2
Cash and cash equivalents, beginning of year	76.8	23.6
Cash and cash equivalents, end of year	$55.3	$76.8

Cytec Industries Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Measures
Amounts in millions except per share amounts

Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended December 31, 2008
	Net
	Earnings (Loss)	EPS
GAAP Net Earnings and basic per common share	$(350.7)	$(7.39)
- Net restructuring charge	2.8	0.06
- Pampa accelerated depreciation charge	0.9	0.02
- Settlement of Engineered Materials litigation matter	(4.0)	(0.09)
- Income Tax Expense	(2.4)	(0.05)
- Goodwill impairment charge	358.3	7.55
- Effect of share dilution (ie Basic to Fully Diluted)		0.00
Non-GAAP Net Earnings and diluted per common share	$4.9	$0.10

Three Months Ended December 31, 2007
	Net
	Earnings	EPS
GAAP Net Earnings and diluted per common share	$47.6	$0.97
- Adjustment to gain on divestiture	2.0	0.04
- Net restructuring charge	0.2	0.01
- Tax rate adjustment in Germany	(1.4)	(0.03)
- Tax rate changes in various jurisdictions	(1.3)	(0.03)
Non-GAAP Net Earnings and diluted per common share	$47.1	$0.96

Full year Ended December 31, 2008
	Net
	Earnings (Loss)	EPS
GAAP Net Earnings and basic per common share	$(198.8)	$(4.16)
- Net restructuring charge	10.4	0.22
- Pampa accelerated depreciation charge	3.6	0.08
- Settlement of Engineered Materials litigation matter	(4.0)	(0.08)
- Income Tax Expense	(2.4)	(0.05)
- Goodwill impairment charge	358.3	7.50
- Effect of share dilution (ie Basic to Fully Diluted)		(0.05)
Non-GAAP Net Earnings and diluted per common share	$167.2	$3.46

Full year Ended December 31, 2007
	Net
	Earnings	EPS
GAAP Net Earnings and diluted per common share	$206.5	$4.20
- Gain on divestiture	(13.3)	(0.27)
- Net restructuring charge	5.0	0.10
- Tax rate adjustment in Germany	(5.0)	(0.10)
- Tax rate changes in various jurisdictions	(1.3)	(0.03)
Non GAAP Net Earnings and diluted per common share	$191.9	$3.90

Numbers may not add due to rounding

CONTACT:
Cytec Industries Inc.
Jodi A. Allen, 973-357-3283